UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 15, 2010

Syntel, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Michigan	000-22903	38-2312018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 E. Big Beaver Road, Suite 300, Troy, Michigan		48083
(Address of Principal Executive Offices)		(Zip Code)

(248) 619-2800

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 15, 2010, Prashant Ranade accepted the compensation package approved by the Compensation Committee of Syntel, Inc.’s (“Syntel”) Board of Directors and entered into an Employment Agreement with Syntel in connection with his recent appointment as Syntel’s Chief Executive Officer and President. Mr. Ranade’s compensation for 2010 will consist of a base salary of US$500,000 pro rated for time served, a target bonus of US$250,000 and a grant of 100,000 shares of restricted Syntel stock (to vest over four years) both pursuant to the Syntel Amended and Restated Stock Option and Incentive Plan, and a payment for relocation costs of US$125,000 for Mr. Ranade to move from the United States to India. In addition, Mr. Ranade will receive a car and driver, company paid temporary housing in India until three (3) months after a flat is ready for occupancy, a Syntel paid club membership in India, and the benefit package available to Syntel, Inc. employees.

Mr. Ranade’s bonus will be paid no later than the end of March 2011 as compensation for the period February 2, 2010 through December 31, 2010 (the “Bonus Period”). The amount of the bonus will be based upon the achievement of certain performance goals during the Bonus Period. For purposes of the bonus, Mr. Ranade’s performance goals will be composed of corporate financial goals related to GAAP revenue and diluted earnings per share and also of certain individual qualitative performance criteria.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Syntel, Inc.
(Registrant)

Date	March 15, 2010	By	/s/ Daniel M. Moore
Daniel M. Moore, Chief Administrative Officer

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